FOR IMMEDIATE RELEASE

                   Macrovision Takes 11.4% Equity Stake in TTR

NEW YORK, January 18, 2000 - TTR Technologies, Inc. (OTC EBB: TTRE) announced today that Macrovision Corporation (NASDAQ: MVSN) took an 11.4% equity stake in the company for $4 million. This transaction is the culmination of a strategic alliance agreement between the two companies entered into in November of last year. According to that agreement, Macrovision and TTR will work to jointly develop and market a copy protection product designed to thwart the illegal copying of compact discs using dual-deck CD recorder systems and personal computer based CD-R drives. The new product will be based upon TTR's MusicGuardTM technology and upon related Macrovision technology.

Mr. Marc Tokayer, Chairman and CEO of TTR said, "Macrovision's investment is a vote of confidence in TTR and its technologies. We are happy to have Macrovision as a shareholder."

"We look forward to working closely with TTR on this project. Macrovision-TTR is a formidable team in advancing copy protection technologies." added John Ryan, Chairman and CEO of Macrovision.

The Recording Industry Association of America (RIAA) estimates the industry's annual loss caused by piracy to be about $5 billion. The TTR-Macrovision technology is designed to inhibit two of the major causes of these losses, CD-R copying which has recently become widely available and dual deck copying. This technology is the first announced which offers a potential solution to CD piracy while completely transparent to the consumer.

About TTR

TTR Technologies, Inc., a leader in digital anti-piracy technology, designs, develops, markets, and sells proprietary anti-piracy products. The company has developed and commercialized products for the software and entertainment industry and is in the midst of broadening its product range through in-house development and joint ventures.

About Macrovision

Macrovision Corporation develops and markets content copy protection and right management technologies and products to prevent the illicit duplication, reception or use of video and audio programs and computer software. The Company provides its products and services primarily to the consumer multimedia and business software publishers, home video, pay-per-view, cable, satellite and video security markets. Macrovision has its headquarters in Sunnyvale, with subsidiaries in London and Tokyo.

      Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Any statements released by TTR Technologies, Inc., that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects, including economic, competitive, government, technological and other factors discussed in the Company's filings with the Securities and Exchange Commission.

COMPANY
CONTACTS:  Emanuel Kronitz
           TTR Technologies, Inc.

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           +972 9 766-2393
           kronitz@ttrtech.com
           http://www.ttrtech.com


Mark Belinsky
Macrovision Corporation
+1-408-743-8600
mbelinsky@macrovision.com
http://www.macrovision.com